Exhibit 14

Code of Ethics

All directors, officers and employees must abide by a Code of Ethics. The Bank builds its reputation on the individual and collective conduct of its directors, officers and employees. Fundamental to our continued success is the perpetuation of integrity and the highest ethical standards. It is important that actions of all persons directly associated with Bank of Smithtown be of such a nature that a sense of confidence and trust will be felt by customers, shareholders and the community.

This policy establishes the standards of ethical business behavior and personal conduct for Bank of Smithtown's directors, officers and employees. This Code of Ethics supports the principles of regulatory and statutory law to which the Bank is subject and bears the approval of the Board of Directors.

Confidential Information

The reputation of the Bank depends upon constant maintenance of confidentiality. Use or disclosure of confidential information can result in civil and criminal penalties both for the individual concerned and for the Bank.

Confidential Information Concerning Customers

Information relating to customer relationships, account balances, the financial condition of a customer, and anticipated changes in the management or conduct of the affairs of a business must be held in strict confidence. Caution and discretion are required in the use of such information and in sharing it only with those who have a legitimate business need to know.

It is essential to the conduct of the Bank's business that confidential records concerning the business and financial affairs of customers be maintained. Employees should make every reasonable effort to safeguard the records from unauthorized use, and ensure that the records can be reconstructed in the event of disaster.

No employee or officer should provide or request credit information except those authorized to do so as part of their regular job duties. No employee or officer should request a credit report on any customer or potential customer without obtaining prior written authorization from the customer.

Customers belonging to Bank of Smithtown, and as such - no employee has the right to take, use or solicit customers for business after leaving the employ of Bank of Smithtown. Such actions will be prosecuted to the full extent of the law.

Confidential Information Concerning Suppliers

Confidential information acquired through the course of employment about the Bank, or its suppliers is to be used solely for banking purposes and is not to be used for the purpose of furthering any private interest or as a means of making a personal profit.

Confidential Information Concerning the Bank

No financial or other information regarding the Bank or any of its activities that could reasonably be expected to affect the Bank's position in the general community is to be related to any person not employed by the Bank. Other items such as the price of the Bank's publicly held securities or any other Bank matter are not to be related until published in reports to stockholders or otherwise made available to the general public in accordance with applicable disclosure regulations.

Requests by Regulatory or Governmental Agencies and Attorneys

Requests by regulatory agencies for information other than that required for bank examinations and required reports should be referred to the compliance officer. Inquiries from governmental agencies such as the FBI or IRS or from attorneys should be referred to the litigation administrator.

Investment Securities and Trading Personal Investments

Directors, officers, and employees and their immediate families are free to invest in securities at their discretion provided such investments do not involve, or appear to involve, a conflict of interest or the use of confidential information. Investments in securities of a customer or supplier should be avoided if those securities are not registered on a national securities exchange or otherwise widely traded; and the director, officer or employee regularly deals on behalf of the Bank with such customer or supplier. Directors, officers or employees and their immediate families should avoid investments in the securities of a customer or supplier with whom the person regularly deals even if the securities are widely traded if the investment is of such magnitude in relation to personal net worth that it raises a question whether, as a consequence of such investment, decisions or judgments made on behalf of the Bank would be influenced.

In the context, securities mean stocks, bonds, notes, debentures or any other interests, instruments or documents commonly known as securities or rights thereto or which represent any of them.

Although investment in the Bank's own securities is permitted, speculation in such securities should be avoided.

Personal investments or investments of immediate family members should never involve the use of any confidential information which might be considered to be "insider information," (i.e., information not publicly disclosed).

Margin Accounts

The New York Stock Exchange, the American Stock Exchange and other national securities exchanges have rules which prohibit a member firm from establishing a securities or commodities margin account for an employee of a banking institution without prior authorization of the employer. Directors, officers and employees, therefore, must obtain written approval from the Chief Executive Officer prior to entering into margin transactions.

Directors, officers and employees may not trade on brokerage margin accounts, either directly or indirectly with Bank stock.

Conflicts of Interest

A conflict of interest exists when a director, officer or employee of the Bank, or a member of his immediate family, has an undisclosed financial interest, whether direct or indirect, in a customer, supplier, competitor, or other principal doing business with the Bank, and that financial interest is of a nature that might reasonably affect the judgment or decisions exercised on behalf of the Bank.

Even the appearance of a conflict between personal gain and the interest of the Bank erodes the trust and confidence on which the Bank's reputation rests.

Receipts of Gifts, Gratuities and Entertainment

No director, officer or employee may accept a gift directly or indirectly, in any form, from a supplier or prospective supplier. As a general rule, no director, officer or employee may accept a gift from any customer or prospective customer of the Bank. Under no circumstances should a director, officer or employee solicit from any customer, supplier or prospective customer or supplier, any gifts, meals, or similar gratuities, regardless of monetary values.

For the purposes of this policy, the term "gift" means anything of value, including such meals or entertainment which do not facilitate the discussion of Bank business or otherwise serve a demonstrable business purpose which would not ordinarily be reimbursable by the Bank if not paid for by the customer. Restrictions under this section shall apply to directors', officers' and employees', spouses, children, any dependents, parents or any person or entity acting as an agent or fiduciary for any of the foregoing, through which a director, officer or employee may receive a direct or indirect personal benefit.

Officers, directors and employees may not be named as the recipient of a bequest under a customer's will or as a personal representative of a customer's estate unless the customer is a family member or the transaction has been disclosed to and approved by the Chief Executive Officer.

Prohibited Gifts, Meals, Entertainment and Similar Gratuities

      1.    Cash, securities or intangible property rights.

      2. Personal items, such as jewelry, clothing, appliances, including discounts for such items.

      3.    Use of an apartment, vacation home or vehicle.

      4. Tickets to the theater or sporting events which have limited availability.

      5. Weekend hunting or fishing expeditions or similar weekend events which clearly lack a business purpose.

      6. Lavish meals or entertainment which would not ordinarily be reimbursable by the Bank and do not facilitate the discussion of the Bank's business or otherwise serve a demonstrable business purpose.

      7. Any other gifts which are personal in nature (i.e. tending to establish or foster relationships outside the normal conduct of business).

      8. Any gift which is offered by a third party as a reward or incentive, which at any time may be construed by others as having created an inducement for a director's, officer's or employee's favorable treatment of this third party during the course of business dealings with the Bank or which is clearly intended to create such an inducement.

      9. Whenever there appears to be a pattern of frequent gift-giving by a particular third party, even though each gift may be insignificant, further offers of such gifts should be refused.

      10. A director, officer or employee may not do indirectly what he or she is prohibited from doing directly (e.g. arrange to have a gift made to a family member).

Gifts Other Than Meals or Entertainment

      1. No gifts may be accepted or retained without the prior written approval of the Chief Executive Officer, except any such gift which is nominal in value or solely promotional in nature, such as items bearing a customer's logo or given to commemorate an event, such as a closing memento.

      2. Any gift which is clearly prohibited as stated above must be refused or returned in the first instance by a director, officer or employee to whom it is offered or by whom it is received. The officer, director or employee should take the opportunity to tactfully but clearly communicate the Bank's policy against accepting gifts from customers or suppliers. All offers and returns of such gifts must be reported in writing to the Chief Executive Officer.

      3. If a gift is received which is clearly improper, but which is impracticable or awkward to return, the gift should be reported to the Chief Executive Officer, who will direct that the gift be donated, without tax deduction to a charitable organization selected by the Bank. The customer that presented the gift will be notified of the donation.

Participation in Events to be Paid for by Outside Source, Meals and Entertainment

      1.    Modest meals may be accepted, if:

            a. receipt helps the discussion of Bank business, or otherwise serves a demonstratable business purpose, such as the usual lunch or dinner, and

            b.    such expense would ordinarily be reimbursable by the Bank.

      2. Invitations to Bank sponsored entertainment to be attended by other business representatives, including competitors, such as golf outings (with prizes), sporting events or an evening at the theater may be accepted and the event attended.

      3. Participation in events sponsored by charitable or community organizations is permissible.

      4. No director, officer or employee may participate in any event other than those described in 2 and 3 above which is to be paid for by an outside source without the prior approval of the Chief Executive Officer.

Dealing With Suppliers

Orders, contracts and commitments to suppliers of goods or services must be awarded without favoritism. Bank business of this nature must be conducted strictly on the basis of merit.

Fair Competition

Under no circumstances should directors, officers or employees enter into arrangements with competitors affecting pricing or marketing policies.

Borrowing

Directors, officers, employees and their immediate family should borrow only from reputable organizations which regularly lend money. Borrowing from any financial institution, including correspondent banks, however, must not involve favored treatment of any kind; and thus, should be obtained on substantially the same terms, including rate of interest, as prevailing at the time for comparable loans to other borrowers. Borrowing from relatives is not subject to restriction. Directors, officers and employees are not permitted to borrow from other staff members or from any of the Bank's suppliers or customers.

Outside Activities

Directors, officers and employees have been and are encouraged to be active and involved participants in the community. Such activities should be limited by the person's own interests and reasonable time requirements. Major outside commitments must be approved in advance by the immediate supervisor or other designated member of management. Other than the community activity described above, directors, officers and employees are discouraged from engaging in any outside interest which will divert time or attention from his/her Bank duties.

The Bank will permit outside employment of officers and employees subject to certain conditions. A written request for permission to accept such employment should be made through the immediate supervisor and must be approved by the Chief Executive Officer. No outside employment of any kind will be approved which might subject the Bank to criticism, might constitute a conflict of interest or which would encroach upon working time, interfere with regular duties or necessitate such long hours as to affect working effectiveness.

Board Directorships and Partnerships

No officer or employee shall serve as a director of a board, except of a church, non-profit organization, cooperative or condominium residential building without the prior approval of the Chief Executive Officer. Likewise, no officer or employee shall become a participant in an economic venture without prior approval of the Chief Executive Officer.

Business Conduct

All directors, officers and employees are expected to comply with all federal, state and local laws and regulations. The use of any Bank personnel or resource which is in violation of any federal, state or local law or regulation is strictly prohibited.

Our policy is to not make any improper payments to any governmental, political, business or labor organization or to any individual. All transactions of the Bank will be identified precisely and recorded in the financial records of the Bank in accordance with generally accepted accounting practices.

Trade Associations and Relations with Competitors

The Bank will act with trade associations and competitors only on behalf of ethical and beneficial social objectives and will not participate in business activities that are or could be construed to be in violation of antitrust laws.

Advertising Policy

All Bank advertising will ensure the ethical conduct and moral impact in any type of media (made for or on behalf of the Bank), and shall be in accordance with social values and accepted good taste.

Politics

Directors, officers and employees may, and are encouraged to, engage in any governmental, regulatory and elective process in which they are interested. This participation may be on an individual basis, group basis or as a member of a political action committee. Since the Bank is without preference as to political parties, candidates and opinions, each director, officer and employee must act only on his/her own behalf and not give any representation that he/she represents anyone other than himself/herself.

Officers or employees are not to act, without prior approval of the Chief Executive Officer, as a candidate for public office, elective or appointive, including school boards, library boards or similar organizations.

Directors must notify the Board of their intention to seek or accept public office.

Public Statements

Although the Bank has a policy of maintaining good relations with all news media and tries to accommodate media inquiries, there is much information concerning the Bank that should not be made available to the public. This includes information about corporate customers which the Bank has a responsibility not to divulge, as well as information which may be valuable to a competitor.

For these and other reasons, any inquiry made of you about the Bank or a customer by the news media should be referred to Bradley E. Rock, Chairman & CEO, or the designated bank spokesperson, if there is one.

Recommendations to Customers

Directors, officers and employees of the Bank may refer attorneys, accountants and real estate agents when asked by a client provided that several names (minimum of three) are offered without indication of favoritism. Under no circumstances is one of the referrals to be a director, officer or an employee's direct or indirect relative.

Financial Responsibility

All directors, officers, and employees of the Bank should conduct their financial affairs in such a responsible manner as to be above criticism. The following list is intended to be a guide to expected conduct, but neither a complete nor exhaustive list:

      a)    Prompt payment of personal bills and debts.

      b)    Avoid overdrafts in personal checking accounts.

      c) Use of bank credit cards, expense account reimbursements, equipment and supplies only for official use.

      d) Employee loans are to be in strict compliance with internal lending policies.

      e) Incurring indebtedness only for legitimate purposes made in accordance with the requirements of Regulation O and any other applicable laws, regulations or guidelines.

Officers deemed Executive Officers as defined by Regulation O, are required to prepare an annual "Report on Indebtedness to Correspondent Banks" on or before January 31st of each year.

Use of Company Letterhead

No director, officer, employee will use official Bank stationery for personal or non-job-related purposes, particularly when such use would imply endorsement by the Bank, or makes reference to Bank employment in matters of personal dispute.

Personal Conduct

Various regulatory agencies require the Bank to consider ineligible for initial employment or continued employment any individual who fails to fulfill his or her legal and ethical duties and obligations. Any employee who commits an act constituting breach of trust or dishonesty, (i.e. theft, fraud or falsification of Bank records) will be subject to disciplinary action up to and including termination of employment in addition to any appropriate criminal sanctions.

It is the policy of the Bank to thoroughly investigate the occurrence of any major infraction of this policy and to discipline appropriately any responsible employee(s). Major infractions include, but are not limited to, the following:

      a. Any action which renders a director, officer or employee an unacceptable security risk, adversely affects the Bank's public image or causes embarrassment to the Bank or its customers.

      b.    Release of confidential information.

      c. Unauthorized possession, distribution or use of any drug or illegal narcotic.

      d. Inability to perform work due to consumption of alcohol or any other controlled chemical substance.

      e.    Fighting.

      f.    Removal or borrowing of Bank property without permission.

      g.    Financial irresponsibility.

      h.    Willful failure to follow instructions (i.e. insubordination).

      i.    Unauthorized possession of weapon(s).

      j. Willful destruction or waste of property belonging to the Bank, fellow employees or customers.

      k. Failure to report to work without proper notification to management or leaving work without authorization.

Other Activities

Director, officers and employees are not to act, without prior approval of the Chief Executive Officer, as:

      * agent, deputy, custodian or in any signing capacity on any account of another held in the Bank, except for persons related to himself/herself by blood or marriage;

      * executor, administrator, trustee, guardian, custodian or in any other fiduciary capacity except for persons related to himself/herself by blood or marriage.

Avoidance of Drug and Alcohol Abuse

An alcohol and drug abuse present significant problem to our society, and the Bank is committed to a policy of discouraging such abuse among its employees, whether at home or in the workplace. Information regarding local counseling and rehabilitation programs is available through the Bank's Human Resource Manager and may be obtained on a confidential basis.

The Bank may take disciplinary action against an officer or employee if his/her alcohol or drug involvement affects the safety of the workplace or the sound business operations or reputation of the Bank.

Alcohol-related Activities

The consumption or possession of alcoholic beverages on Bank premises or during working hours, except at company-sponsored or management approved business or social functions, including business lunches or business calls, is expressly prohibited.

Excessive consumption of alcoholic beverages during business lunches or while on business calls is strongly discouraged.

Abuse of alcohol during non-working hours and while off Bank premises may result in disciplinary action by the Bank, which may include dismissal, where (a) it has an adverse effect on job performance, (b) it becomes an established pattern of public behavior which adversely affects the officer's or employee's credibility and the public's confidence in the Bank, or (c) it otherwise interferes with the Bank's ability to conduct its business.

Arriving for work in a drunken state, either at the beginning of the day or after a break is expressly prohibited.

Drug-related Activities

The following activities will result in disciplinary action by the Bank, which may include dismissal:

      * Use, possession, purchase, sale or distribution of illegal drugs during working hours, while on Bank premises, or at Bank sponsored or management approved business or social functions, including business lunches or business calls;

      * Use, possession, sale or distribution of illegal drugs during non-working hours and while off Bank premises where it may have a tendency to adversely effect (a) job performance, (b) an employee's credibility with customers, or (c) the Bank's ability to conduct its business.

In order to assure compliance with the Bank's policy against drug abuse, the Bank may require you to submit to drug testing as a condition to your continued employment.

Automatic Dismissal

If any employee is convicted of selling a controlled substance, the conviction will automatically result in the employee's dismissal.

Reporting of Criminal Convictions

Criminal convictions related to drugs or alcohol must be reported to the Bank's Human Resource Manager no later than five days after such conviction.

Harassment on Account of Race, Color, Religion, Sex or National Origin

All directors, officers and employees have the right to expect a workplace that is free of conduct that is harassing, abusive or intimidating. Harassment of other employees is against Bank policy and will not be tolerated.

In addition to violating Bank policy, harassment on account of race, color, religion, sex or national origin is illegal.

Reporting and Disclosure

All directors, officers and employees are required to keep their supervisory officers fully informed on all matters pertinent to the Bank's affairs and business activities with the view to ensuring that senior management will be fully informed on a timely basis as to all such matters. Moreover, in dealing with the Bank's internal or independent auditors, regulators or attorneys, complete candor is required.

If a specific transaction arises in which there is some doubt as to appropriate behavior, a full written report with disclosure of all pertinent facts shall be made to the Chief Executive Officer.

The Board of Directors has established a procedure to review any instance of misconduct, impropriety or the appearance of either. If you are aware of situations among your fellow employees, officers or directors which appear to violate your understanding of this code of ethics, you should report those events to the Chief Executive Officer or your department head. The report will remain anonymous. A full investigation and review of the circumstances will be made, and an oral report will be presented to the Chief Executive Officer for appropriate action.

Violation of any provision of the Code may constitute grounds for disciplinary action, including dismissal.

Administration and Responsibilities

The primary accountability and responsibility for the Code of Ethics and Standards of Personal Conduct rests with each individual director, officer, and employee. However, each supervisor and manager has the additional responsibility to demonstrate by example what compliance with this policy means.

The Bank's Board of Directors will, from time to time, designate an officer to be responsible for each director, officer and employee reviewing this policy and certifying that he/she has reviewed the policy and is in compliance with the policy.